                                                                    Exhibit 12.0

                             WINN-DIXIE STORES, INC.

         COMPUTATION OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
                      (Amounts in thousands except ratios)

                                             2003      2002      2001      2000     1999**
                                             ----      ----      ----      ----     ----
Fixed charges:
 Interest expense                        $  40,442    61,595    52,845     47,088    29,651
 Capitalized interest                        2,375       642     5,863          -         -
 Interest component of rental expense      204,074   206,104   226,183    237,990   230,890
                                           -------   -------   -------   --------   -------
   Fixed charges                         $ 246,891   268,341   284,891    285,078   260,541
                                           =======   =======   =======   ========   =======

Earnings:
 Income (loss) from continuing
   operations before taxes               $ 320,579   304,411   124,824   (277,184)  304,358
 Restructuring                                   -         -   147,245    404,969         -
 Add: Fixed charges                        246,891   268,341   284,891    285,078   260,541
 Less: Capitalized interest                 (2,375)     (642)   (5,863)         -         -
                                           -------   -------   -------   --------   -------
   Total earnings                        $ 565,095   572,110   551,097    412,863   564,899
                                           =======   =======   =======   ========   =======

Ratio of earnings to fixed charges:
   Total earnings                        $ 565,095   572,110   551,097    412,863   564,899
   Fixed charges                         $ 246,891   268,341   284,891    285,078   260,541
   Ratio                                       2.3       2.1       1.9        1.4       2.2

As reported
Fixed charges:
 Interest expense                        $  40,442    61,595    52,845     47,088    29,651
 Capitalized interest                        2,375       642     5,863          -         -
 Interest component of rental expense      204,074   206,104   226,183    237,990   230,890
                                           -------   -------   -------   --------   -------
   Fixed charges                         $ 246,891   268,341   284,891    285,078   260,541
                                           =======   =======   =======   ========   =======

Earnings:
 Income (loss) from continuing
   operations before taxes               $ 320,579   304,411   124,824   (277,184)  304,358
 Add: Fixed charges                        246,891   268,341   284,891    285,078   260,541
 Less: Capitalized interest                 (2,375)     (642)   (5,863)         -         -
                                           -------   -------   -------   --------   -------
   Total earnings                        $ 565,095   572,110   403,852      7,894   564,899
                                           =======   =======   =======   ========   =======

Ratio of earnings to fixed charges:
   Total earnings                        $ 565,095   572,110   403,852      7,894   564,899
   Fixed charges                         $ 246,891   268,341   284,891    285,078   260,541
   Ratio                                       2.3       2.1       1.4          *       2.2

*For fiscal year ended June 28, 2000, earnings were inadequate to cover fixed charges due to non-recurring charges totaling $405 million relating to the restructuring and other non-recurring charges. The dollar amount of the coverage deficiency for the year ended June 28, 2000 was $302 million.
**53 weeks